Exhibit 10.2(b)

C12989 Bank of Beijing

Contract No.: [0528366_002]

Maximum Warranty Contract

(Applicable to a Unit Customer’s Provision of Maximum Warranty Guarantee)

Warrantor: HUIZHOU HIGHPOWER TECHNOLOGY CO., LTD.

Creditor: Bank of Beijing Co., Ltd. Shenzhen Branch

Date of Concluding the Contract: January 22, 2019

Table of Conditions of Maximum Warranty Contract

Warrantor: HUIZHOU HIGHPOWER TECHNOLOGY CO., LTD.

Business license number/ uniform social credit code: **

Legal representative/ person in charge: PAN Dangyu

Correspondence address: **

Contact: SUN Xun

Creditor (hereinafter referred to as “Bank of Beijing”): Bank of Beijing Co., Ltd. Shenzhen Branch

Legal representative/ person in charge: QU Ruiguang

Correspondence address: First Floor, Bank of Beijing Plaza, China ResourcesMixC T5, No. 9668, Shennan Avenue, Nanshan District, Shenzhen City

Postal code: 518040 Tel.: 0755-23957000 Fax: 0755-23957009

The warrantor and Bank of Beijing (hereinafter collectively referred to as “both parties”) hereby conclude this contract through equality, voluntariness and consensus in the domicile of Bank of Beijing on the date of concluding this contract recorded in the cover page of this contract on the basis of the Guarantee Law of the People’s Republic of China and other laws and regulations in accordance with the following contract conditions and the Basic Terms and Conditions of Maximum Warranty Contract for mutual compliance.

A. Principal debtor:

Springpower Technology (Shenzhen) Company Limited

B. Guaranteed master contract:

B.1 The guaranteed master contract is the Comprehensive Credit Contract (including this contract and its valid revision and supplementation) with the number of 0528366 as entered into by and between Bank of Beijing (and other branch institutions in the system of Bank of Beijing which obtain the status of creditor according to the agreements hereof, as credit grantor) and the principal debtor, and all specific business contracts concluded under this creditor contract.

B.2 The guaranteed creditor’s rights (scope of guarantee) hereunder is all creditor’s rights of Bank of Beijing (and other branch institutions in the system of Bank of Beijing which obtain the status of creditor according to the agreements hereof) under the master contract, including the principal creditor’s right capital (the maximum limit is (currency) RMB (amount in words) fifty million Yuan only) and interests, penalty interests, liquidated damages, damage compensation, expenses for realizing the creditor’s rights and guarantee rights and interests and other funds.

B.3 The period of occurrence of the guaranteed principal creditor’s right (creditor’s right determination period) is the period under the credit contract as stated in paragraph B.1 hereof when the specific business may occur, namely, Jan. 22, 2019 to Jan. 21, 2020 (the details are subject to the master contract).

B.4 The debt fulfillment period under the master contract is from the date of concluding the master contract (or the date on which the specific business under the master contract occurs; the earlier shall prevail) to the due date of the abovementioned credit contract and the specific business contract, subject to the master contract.

K. Key financial indicator commitment of warrantor:

(a) The ratio of the visible net assets (paid capital plus capital reserve) and the total liabilities shall be no more than [XXX%];

(b) The minimum net assets shall be no less than RMB (in words) [XXX];

(c) The total amount of annual pre-tax profit shall be no less than RMB (in words) [XXX];

(d) The ratio (i.e. current ratio) of current assets and current liabilities shall be no less than [XXX%];

(e) The ratio of pre-tax profits and interest expenses shall be no less than [XXX%].

U. Annex (the following annex is an integral part of this contract):

XXX.

W. Enforcement notarization:

No enforcement notarization is required for this contract.

X. Special agreements:

1. The warrantor confirms the address of delivery of the documents involved in this contract/ agreement and relevant documents and legal instruments when a dispute occurs to this contract/ agreement and legal consequences as follows: (1) it confirms that its valid address of delivery is the address specified in the front of this contract/ agreement. (2) The address of delivery is applicable to the delivery of all kinds of documents during non-litigation and relevant documents and legal instruments when a dispute occurs, including but not limited to the delivery in the civil supervision procedure and civil litigation procedure (first trial, second trial, re-trial and execution procedure). (3) If the address of delivery needs to be changed, it shall notify Bank of Beijing by mailing thirty working days in advance; if change is notified according to the method specified, the address of delivery changed shall prevail. If the obligation to notify fails to be fulfilled, the original address of delivery shall be still the valid address of delivery. In the event that the legal instruments fail to be actually received as the address of delivery it provides or confirms is not accurate, Bank of Beijing and the court have not been notified after the address of delivery is changed or it or the receiver it designates refuses to sign up, if they are delivered by mailing, the day of returning the instruments shall be deemed as the day of delivery; if they are delivered directly, the day on which the process server indicates the condition on the receipt of delivery shall be deemed as the day of delivery. (4) Whereas it has confirmed the address of delivery, the court may directly deliver by mailing upon delivery. Even if it fails to receive the relevant documents or legal instruments delivered by the court by mailing, it shall be deemed as delivery. (5) After a dispute enters the civil supervision procedure or civil litigation procedure, if it responds to the litigation and directly submits the letter of confirmation of the address of delivery to the court, and if the address of delivery confirmed is changed, the letter of confirmation of the address of delivery that it submits to the court shall prevail.

2. This contract/ agreement is concluded by the parties in Futian District, Shenzhen City. All disputes under this contract/ agreement and related to it shall be first settled through friendly negotiation. If the negotiation fails to work, it shall be submitted to the people’s court with jurisdiction in the place of concluding this contract/ agreement for settlement through litigation.

Y. The warrantor hereby confirms:

1.Bank of Beijing has reminded it of paying attention to the terms and conditions concerning liability or right limitation and has made full interpretation and explanation on this contract. Revision and supplementation (if any) reached by both parties has been indicated in thespecial agreement column or supplementary agreement; after fully reviewing and negotiating and discussing with Bank of Beijing, the warrantor comprehensively understands and agrees all contents of this contract including the table of contract conditions, basic terms and conditions and annexes hereto, and has no doubt or objection.

2. The warrantor has been clearly aware of the specific business category, amount of creditor’s right, debt fulfillment term and scope of guarantee under the master contract which it guarantees. The warrantor hereby irrevocably promises and warrants that as long as the date of conclusion of the specific business contract under the comprehensive credit contract or the date of handling the specific business (such as the date of acceptance of a bill of exchange, opening date of L/C, opening date of SLC and opening date of L/G) is within the occurrence period of the guaranteed principal creditor’s right specified herein, all creditor’s rights of Bank of Beijing under the aforesaid specific business shall be included in the scope of guarantee hereof, and the warrantor agrees to assume the liability of guarantee according to the agreements hereof.

Z. Both parties sign as follows:

Warrantor (seal):	Bank of Beijing (seal): Special Seal for Credit Business Contract of Bank of Beijing Co., Ltd. Shenzhen Branch (sealed)
Legal representative	Person in charge or
Or authorized representative: PAN Dangyu(signature)	Authorized representative: QU Ruiguang (signature)

Basic Terms and Conditions of Maximum Warranty Contract

1.       Definitions and Interpretation

1.1 In this contract, unless otherwise clearly specified, the following words have the following meanings:

This contract: refers to the entity jointly constituted by the following documents: table of conditions of warranty contract (the main text is paragraphs A-Z), basic terms and conditions of warranty contract, other contract annexes listed in paragraph U hereof and other documents effectively determining the rights and obligations of both parties hereunder according to law (including but not limited to the supplementary agreement, letter of commitment, etc.); however, specially refers to the corresponding terms and conditions in the table of contract conditions and basic terms and conditions if there is no different instruction when the terms and conditions hereof are quoted.

Laws and regulations: refer to the laws, administrative regulations and judiciary interpretation of the supreme people’s court applicable in the mainland of China except Hong Kong, Macau and Taiwan.

Financial rules: refer to the rules, regulations and orders of the bank industry supervisory agency, the People’s Bank of China and foreign exchange management department.

Working day: refers to any day on which the commercial bank in the city where Bank of Beijing is located handles general corporate business, excluding statutory holidays and Saturday, Sunday, but including Saturday and Sunday when the government temporarily stipulates that the pubic shall work.

1.2 Unless otherwise clearly instructed herein or in any document made on the basis of this contract, the words already defined in this contract shall have the same meaning in the document.

2.       Main Content of Warranty Guarantee

2.1 The warrantor provides joint and several liability warranty guarantee to Bank of Beijing for the principal debtor listed in paragraph A hereof (namely the debtor under the master contract). Refer to paragraph B hereof for the guaranteed master contract and its debt fulfillment term, scope of guarantee and occurrence period of principal creditor’s right. In order to avoid any doubt, both parties confirm that the stipulation of the occurrence period of the principal creditor’s right is to include the specific business related to the scope of guarantee hereof, does not limit the occurrence and calculation of the guaranteed creditor’s rights including interests and expenses under the creditor’s right which has occurred. When the business under the master contract is handled by other branch agencies in the system of Bank of Beijing Co., Ltd., such branch agency shall obtain the corresponding guarantee right and interest within the scope of guarantee specified herein.

2.2 What’s provided by the warrantor to Bank of Beijing hereunder is independent joint and several liability warranty guarantee; even if there is other guarantee (including other arrangement similar to guarantee) under the master contract, the warrantor still directly assumes joint and several warranty liability first in order to Bank of Beijing with respect to the debt within the scope of guarantee specified herein. The scope of its liability shall not be exempted due to the existence, increase or decrease, revocation or validity of other guarantee nor shall it be exempted due to Bank of Beijing’s waiver or change of the rights or order under other guarantee; the warrantor does not fulfill its warranty liability at the premise that Bank of Beijing proposes right claim, file a lawsuit/ apply for arbitration or apply for/ carry out enforcement to the principal debtor, other guarantor or/and guaranty.

2.3 The warranty period hereunder is two years from the day of expiration (including expiration of the term specified and advance expiration in accordance with the agreement or the provisions in laws and regulations, same below) of the fulfillment term of the guaranteed debt under the master contract. If the guaranteed debt shall be fulfilled by installment, Bank of Beijing not only has the right to require the warrantor to fulfill warranty liability for the fulfillment of the debt in this period within two years from the day of expiration of the fulfillment term of each period of debt but also has the right to require the warrantor to fulfill warranty liability for all debts within the scope of guarantee within two years from the day of expiration of the fulfillment term of any period of debt after this period under the master contract as well as the right to require the warrantor to fulfill warranty liability for all debts which have been announced by Bank of Beijing to expire in advance within the scope of its guarantee within two years from the day of announcing to expire in advance in accordance with the agreement of the master contract or the provisions in laws and regulations on account that this period of debt is overdue.

3.       Change of Master Contract

3.1 Except that the principal debtor and Bank of Beijing agree to extend the validity of the limit of the credit contract in the master contract (excluding corresponding extension of the day of expiration incurred by delay of the start day of the term and extension incurred due to rest days or holidays), agree to increase the maximum credit limit under the credit contract or the maximum capital limit guaranteed herein (except increase incurred by change of exchange rate on the basis of paragraph 3.2 hereof) and agree to change the specific business category of the usable credit limit guaranteed (excluding adjustment of the limit already allowed under the master contract), any change of the master contract does not require the consent of the warrantor or notice, and the warrantor shall continue providing warranty guarantee for the changed master contract; the warrantor is entitled to know the change and execution of the master contract from the principal debtor and Bank of Beijing by a written notice. When the master contract which has the aforesaid exception conditions is changed, unless the warrantor’s consent on such change is obtained, the warrantor is entitled to refuse to bear warranty liability for the debt increased from the change and still bear warranty liability according to this contract and in comparison with the changed master contract not according to the exception conditions.

3.2 In the event that the marked currency of the scope of guarantee is different from the business currency of the master contract, Bank of Beijing does not bear exchange rate risks, namely, the amount of debt increased due to change of exchange rate after the occurrence of the business within the scope of guarantee is deemed as natural increase within the scope of guarantee under this contract.

4.       Commitment and Warranty

The warrantor promises to fulfill and warrants fulfilling the following obligations before the fulfillment of this contract:

(1) The warrantor has the qualification and capacity to conclude and fulfill this contract. The personage signing this contract on behalf of the warrantor has obtained full authorization and has the right to conclude this contract on behalf of the warrantor;

(2) The warrantor’s conclusion and fulfillment of this contract do not violate its articles of association and other organizational documents, laws and regulations and financial rules and other legal documents which it shall abide by, and has obtained any necessary internal and external authorization, license, recording and other formalities, to ensure that this contract has legal binding force on it and may be enforced according to law;

(3) The warrantor shall be always a legal entity legally set up and continuously operating and will promptly duly handle annual inspection and other legal formalities. In terms of the financial and business status of the warrantor and other important information related to this contract, the warrantor will promptly and completely provide to Bank of Beijing;

(4) There is association relationship or dispute between the warrantor and the principal debtor, which has influence on the validity or revocability of this contract. In case of aforesaid matter, the warrantor has faithfully and completely explained to the Bank of Beijing in written form, and the warrantor has adopted effective measures to ensure this contract and the warranty guarantee under this contract legal and valid;

(5) The warrantor has fully known the content of the master contract, voluntarily provides guarantee for the principal debtor and assumes joint and several warranty liability for the payment and other obligations of the principal debtor under the master contract;

(6) Accept and actively cooperate with Bank of Beijing’s examination and supervision on its financial status and business status, including but not limited to providing Bank of Beijing with its audited complete financial statement of last year and its audit report before the end of Apr. every year, providing the duplicates of balance sheet, income statement, cash flow statement and other financial statements of the end of last quarter in the first month of each quarter (if there is an audited half-year or quarterly financial statement, the audited complete statement and its audit report shall be provided);

(7) The financial statements and other data information provided to Bank of Beijing are true, complete, legal and valid. There is no fraud, major omission or major misleading;

(8) If the warrantor merges, divides, reduces registered capital, applies for stoppage of business for rectification/ takes over/ dissolves/ or conducts other matters affecting the existence or continuous existence of the entity of warrantor, it shall notify Bank of Beijing in written form at least 30 days in advance and obtain the written consent of Bank of Beijing; if a third party applies for/ or the administrative /judiciary agency orders the warrantors to stop business for rectification/ take over/ dissolve/ be bankrupt, or suspends or cancels the business license for the warrantor’s main business or major business, the warrantor shall notify Bank of Beijing in written notice as soon as possible (no later than 3 working days) after it is aware of it and promptly adopt measures to remedy;

(9) When the warrantor changes industrial and commercial registration matters, top ten substantial shareholders, directors, financial director or contact address, it shall notify Bank of Beijing in written notice as soon as possible (no later than 5 working days);

(10) In the event that the warrantor provides guarantee for a third party (or debt burden and other similar arrangements with the effect of guarantee) or reaches partnership/ contracting of operation, waiver of major creditor’s rights, acquisition and restructuring, main business transfer or similar major transactions that may reduce the warrantor’s solvency with a third party, it shall obtain the written consent of Bank of Beijing except that the aforesaid matter does not have major bad influence on the warrantor’s capacity to fulfill this contract and the total amount of the aforesaid major transaction or total guarantee amount does not exceed 30% of the total assets of the warrantor nor exceed 50% of its net assets;

(11) The warrantor shall promptly notify Bank of Beijing of the condition of the associated transaction whose total amount reaches or exceeds 10% of its net assets (the associated party and the associated transaction are affirmed on the basis of Chinese accounting code or international accounting code applicable to the warrantor according to law), including: the association relationship between the transaction parties, transaction project and transaction property, transaction amount or corresponding ratio, pricing policy (including the transaction without amount or only with symbolic amount), etc., and the warrantor shall not have illegal transactions such as withdrawing registered capital, fabricating transaction in order to extract bank funds or credit, avoiding debts by transferring assets or other forms, associated transactions that seriously damage its solvency or money-laundering, etc.;

(12) Always abide by the commitments under paragraph K hereof and keep the relevant financial indicators (calculated in accordance with Chinese accounting code or international accounting code applicable to the warrantor according to law) in the scope specified;

(13) The post-tax net profit in the accounting year is zero or negative, or the post-tax net profit is insufficient to make up for the accumulative loss in previous accounting years; not distribute dividends and bonuses to shareholders by any form;

(14) Urge the principal debtor to promptly, completely and properly fulfill the master contract. Once knowing that the principal debtor breaches the master contract, the warrantor shall try its best to adopt remedy measures and notify Bank of Beijing without delay;

(15) When Bank of Beijing proposes the requirement for representing liquidating debts or fulfilling other liabilities specified herein or stipulated in laws and regulations to the warrantor on the basis of this contract, the warrantor shall immediately (or within the term specially specified herein) fulfill the liabilities.

5.       Taxes and Dues

The warrantor and Bank of Beijing shall assume the stamp duty which they shall pay under this contract. Taxes and administrative fees (except the taxes and dues which shall be borne by Bank of Beijing itself according to law) levied by the government or the agency which exercises the administrative function and power and notarization fees (if any) shall be borne by the warrantor.

6.       Default and Remedy Right

6.1 When any one or several circumstances as follows occur, it shall constitute the warrantor’s default event:

(1) The warrantor fails (or clearly indicates or indicates by behavior that it will not) completely and properly fulfill its commitments, warranties, obligations or liabilities under this contract;

(2) Any major credit financing, guarantee, compensation or other solvency liability of the warrantor cannot be fulfilled when due, or the business license of the warrantor’s main business or major business is suspended or canceled, or the warrantor enters stoppage of business for rectification/ is taken over, dissolves, announces to be bankrupt or enters other procedures;

(3) The warrantor’s financial or business status has major bad changes, or the warrantor has bad credit records, or involves in a dispute or administrative punishment that has major bad influence on its solvency or its fulfillment of this contract, or has other conditions that has serious bad influence on Bank of Beijing’s creditor’s rights or guarantee rights and interests.

6.2 The principal debtor fails to fully repay the debts under the master contract on schedule or has default events under the master contract, Bank of Beijing is entitled to require the warrantor to fulfill warranty liability for the debts under the master contract within the scope of its guarantee. When the warrantor has the default events under this contract, Bank of Beijing has the right to exercise the default remedy right in accordance with the agreement hereof or/ and the provisions in laws, regulations and financial rules, including but not limited to correcting default, calculating and collecting penalty interests by floating up 50% (if there is no contract interest rate, by five-ten thousandths per day) from the contract interest rate applicable under the master contract, exercising guarantee rights and interests and the right of detention according to law, announcing that all debts or some debts under the master contract are immediately due, collecting by announcement, requiring compensation of loss and requiring repaying the expenses incurred by Bank of Beijing in order to realize the creditor’s rights and guarantee rights and interests (including but not limited to litigation/ arbitration fees, appraisal/ authentication/ auction and other disposal fees, attorney’s fee, investigation and evidence collection fee, travel expense and other reasonable expenses), etc.

6.3 In the event that the warrantor’s debts hereunder shall be fulfilled upon expiration, Bank of Beijing is entitled to voluntarily deduct the expiring fund payable by the warrantor from the account opened by the warrantor in the system of Bank of Beijing Co., Ltd. at any time and notify the warrantor by a statement of account or other forms after deduction.

6.4 When the fund taken back by Bank of Beijing through exercise of right is different from the currency of the creditor’s right, it shall liquidate the creditor’s right of Bank of Beijing after conversion according to the exchange price of the currency of the creditor’s right sold out by the bank as published by Bank of Beijing and the currency of the receivable purchased. The exchange rate loss and currency exchange expense incurred therefrom shall be assumed by the warrantor. The warrantor is obligated to cooperate to handling the currency exchange formality.

6.5 The fund taken back by Bank of Beijing through exercise of right liquidates its creditor’s rights according to the following order: (1) the expenses for realizing the creditor’s rights and guarantee rights and interests and other expenses which shall be assumed by the warrantor, (2) damage compensation, indemnity and liquidated damages, (3) penalty interests, (4) interests, (5) capital, (6) other payables; but Bank of Beijing may change the aforesaid liquidation order. In the event that the warrantor has several expiring funds repayable, the repayment order determined by Bank of Beijing shall prevail.

6.6 In the event that one party suffers from force majeure and this party provides the certificate issued by the competent agency within 5 working days after the force majeure occurs, the corresponding liability for default of this party may be exempted according to law. But in order to avoid doubts, both parties confirm that the warrantor may be exempted for the corresponding liability for default but still has the obligation to fulfill the repayment liability within the scope of guarantee.

7.       Applicable Law and Dispute Settlement

This contract is applicable to the laws and regulations of the People’s Republic of China; all disputes under this contract and related to it shall be first settled through friendly negotiation. If the negotiation fails to work, they shall be submitted to the people’s court in the place where Bank of Beijing is located for settlement through litigation.

8.       Supplementary Provisions

8.1 When the special agreements in paragraph X hereof is inconsistent with the other terms and conditions of the text of this contract, the special agreements of this paragraph shall prevail; the annexes listed in paragraph U hereof constitute an integral part of this contract; unless otherwise stipulated in written form in the text or annex of this contract, the text of this contract shall prevail where there is inconsistency between the annex and the text of this contract.

8.2 Notices or documents sent by any party hereunder: (i) if they are submitted in person or through entrustment, the date on which the notified party or its receiving agent signs up is the date of delivery; (ii) if they are posted by express or registered mail in the same city (including downtown or suburb), the 3rd day after sending the mail is the date of delivery; (iii) if they are sent by other mailing forms, the 7th day after sending is the date of delivery; when the date of delivery determined in accordance with the aforesaid provisions is inconsistent with the date of actually receipt of the notified party or the formal signup date, the earliest date shall prevail. Where either party changes its contact information, it shall notify the other party promptly in written form. Otherwise, the other party still has the right to deem the contact information before change as valid.

8.3 Bank of Beijing may provide the information related to this contract to the credit system and information library established with the approval of the government competent department.

8.4 Unless otherwise stipulated herein, either party has the confidentiality obligation for the business secrets belonging to the other party which it acquires in the conclusion and fulfillment course of this contract and other nonpublic information which the other party clearly requires keeping confidential before the aforesaid information loses confidentiality, shall not openly disclose and shall not disclose to any third party without the other party’s written permission; however, if one party discloses in accordance with the provisions in laws and regulations or the requirements of the competent organ or its listed exchange, or reasonably discloses to the auditor, financial counselor, legal counselor or other intermediary agencies for the purpose of this contract (this party shall require the aforesaid agencies and personage to assume the confidentiality obligation), it is not deemed as violation of the confidentiality obligation.

8.5 The validity of this contract is independent from the master contract, other guarantee under the master contract and any contract/ agreement/ commitment, free from the impact of the validity and operability of the aforesaid documents. When any term or content of this contract is revoked according to law or affirmed as invalid, the validity of the other terms and contents will not be affected and they shall still be valid. In the event that when one party breaches the contact, the other party does not exercise the corresponding remedy right, it shall not be deemed as waiver of right or permission of breach of contract.

8.6 This contract is concluded by the warrantor and Bank of Beijing on the date of concluding the contract in the place where Bank of Beijing is located and shall enter into force after the legal representative/ person in charge/ authorized representative of both parties sign and affix the unit official seal (or the special seal for contract recognized in the document with the official seal affixed). The original of this contract is made in triplicate (if notarization and other formalities are required, the corresponding copies of original shall be signed) with Bank of Beijing holding two copies and the warrant or holding one copy. Each original has the same force.

(No text below)